Exhibit (a)(5)(3)

Theseus Pharmaceuticals Announces Closing of Tender Offer

-- Theseus Stockholders to Receive $4.05 Per Share in Cash Plus Contingent Value Right --

Cambridge, Mass., February 14, 2024 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (“Theseus” or the “Company”), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced that Concentra Biosciences, LLC (“Concentra”) through its wholly owned subsidiary, Concentra Merger Sub II, Inc. (“Merger Sub”), has successfully completed the previously announced tender offer to acquire all outstanding shares of Theseus common stock for a price per share of (i) $4.05 in cash (the “Cash Amount”), plus (ii) one non-tradeable contingent value right per share (each, a “CVR” and each CVR together with the Cash Amount, the “Offer Price”) representing the right to receive 80% of the net proceeds from any license or disposition of certain of Theseus’ programs effected within 180 days of the close of the merger and 50% of the potential aggregate value of certain specified potential cost savings realized within 180 days of the close of the merger, pursuant to a Contingent Value Rights Agreement.

The tender offer and related withdrawal rights expired at 6:00 p.m. Eastern Time on February 13, 2024 (the “Expiration Date”). As of the Expiration Date, a total of 37,211,244 shares of Theseus common stock were validly tendered, and not validly withdrawn, representing approximately 83.3% of the outstanding shares of Theseus common stock as of the Expiration Date. As of the Expiration Date, the number of shares validly tendered in accordance with the terms of the tender offer and not validly withdrawn satisfied the minimum tender condition, and all other conditions to the tender offer were satisfied or waived. Immediately after the Expiration Date, Merger Sub irrevocably accepted for payment all shares validly tendered and not validly withdrawn, and expects to promptly pay for such shares.

Following the closing of the tender offer, Merger Sub merged with and into Theseus (the “Merger”) and all shares of Theseus common stock that had not been validly tendered were converted into the right to receive the Offer Price. As a result of the Merger, Theseus became a wholly owned subsidiary of Concentra. Prior to the opening of trading on The Nasdaq Stock Market LLC (“Nasdaq”) on February 14, 2024, all shares of Theseus common stock will cease trading on Nasdaq, and Theseus intends promptly to cause such shares to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended.

Advisors

Leerink Partners acted as exclusive financial advisor and Goodwin Procter LLP acted as legal counsel to Theseus. Gibson, Dunn & Crutcher LLP acted as legal counsel to Concentra.

About Theseus Pharmaceuticals, Inc.

Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Theseus by Theseus. Such forward-looking statements include, but are not limited to, statements regarding the payment and timing of payment of the Offer Price to former Theseus common stockholders and the ability and timing of delisting of Theseus’ common stock. These statements may be identified by their use of forward-looking terminology including, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” and “would,” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. Although Theseus believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions and the timing and results of any developments. Additional factors that may affect the future results of Theseus are set forth in Theseus’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including Theseus’ most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. As a result of such risks and uncertainties, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The forward-looking statements in this press release are subject to a number of risks and uncertainties, including, but not limited to, the risk that the timing of the payment or delisting may be delayed. Theseus cautions investors not to unduly rely on any forward-looking statements.

The forward-looking statements contained in this release are made as of the date hereof, and Theseus undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.